Exhibit 10.2

151 West 42nd Street

27th Floor

New York, NY 10036 / USA

August 31, 2023

Sarah Youngwood
[Address]

Dear Sarah:

I am pleased to offer you employment with Nasdaq, Inc. (“Nasdaq” or the “Company”) in the position of Executive Vice President, Chief Financial Officer. This position will be based in our New York City headquarters. You will report solely and directly to Adena Friedman, Chair and Chief Executive Officer, be a member of the Management Committee, and perform such duties and functions, consistent with your position, as may be reasonably assigned to you from time to time. Your employment will begin on or about December 1, 2023, or as otherwise mutually agreed upon (the "Start Date").

The terms and conditions of your employment are as follows:

1.Your base salary (“Base Salary”) will be $700,000 per annum paid on a bi-weekly basis, in accordance with the Company’s regular payroll practices and subject to appropriate withholdings and deductions.  The Management Compensation Committee of the Board (the "Compensation Committee") shall review the Base Salary at least annually and may (but shall be under no obligation to) increase (but not decrease) the Base Salary on the basis of such review. You hereby agree to devote substantially all your business time and attention to your responsibilities at the Company and the affairs of the Company and not to engage in any business activities other than being employed by and performing the duties required of you by the Company. Notwithstanding the above, if you are to engage in any outside business activity, you must receive prior approval from the Nasdaq Global Ethics Team and your management chain to do so. You may, in accordance with the Company’s Code of Ethics (i) engage in personal activities involving charitable, community, educational, religious or similar organizations and (ii) manage your personal investments; provided, however, that, in each case, such activities are in all respects consistent with applicable law and your Nasdaq Continuing Obligations Agreement, 2023 attached as Appendix B (“Continuing Obligations Agreement”).

2.The Company shall pay you a one-time non-deferred Sign-on Cash Bonus equal to $500,000, less applicable taxes and withholdings, payable within thirty days of the Start Date. If you resign your employment with Nasdaq without Good Reason, or Nasdaq terminates your employment for Cause (both defined below), within one year of the Start Date you will be required to pay this Sign-on Cash Bonus back to Nasdaq. You agree to repay the total amount due within 60 days of the last date of employment. For the avoidance of doubt, in the event of your death, termination due to Permanent

Disability or by the Company without Cause or by you with Good Reason (each a “Good Leaver”), you shall not have to repay the Sign-on Cash Bonus. If you are a Good Leaver prior to payment of the Sign-on Cash Bonus, such amount shall be paid to you (or your beneficiaries) within five days following your employment termination.

3.In 2023, you will be eligible to participate in the Nasdaq Executive Incentive Program (XIP).  Your one-time cash bonus based on one month of employment, will be equal to $125,000, less applicable withholdings, payable on or around March 1, 2024.

4.Beginning in 2024, you will be eligible to participate in the Nasdaq Executive Incentive Program (XIP) pursuant to which you will be eligible to earn an annual cash bonus (the "Annual Bonus"), subject to the terms and conditions therein.  Your target bonus opportunity (TBO) will be not less than 200% of your Base Salary, payable during the normal award payout timeframe (expected March of each year), with a maximum opportunity of 200% of TBO. The Compensation Committee shall review the TBO at least annually and may (but shall be under no obligation to) increase the TBO, but shall not decrease the TBO on the basis of such review. The Annual Bonus for each year shall be paid to you on or around March 1 of the year following the performance year.

The terms and conditions of the XIP, which is a discretionary program, will apply to your bonus, provided, however, that the terms and conditions of your ongoing XIP participation shall be no less favorable than those provided to other senior executive officers of the Company generally.

5.You will receive a Welcome Equity Grant equal to $10,000,000, which will be comprised of 50% Restricted Share Units (RSUs) and 50% Performance Share Units (PSUs). The RSUs will vest 33% after 1 year; 33% after 2 years; 34% after 3 years as measured from the grant date, contingent upon continued employment over that period (except as provided herein). The PSUs will vest on December 31, 2026, based on the program detail and vesting schedule outlined in the Executive Vice President Long Term Incentive Plan Brochure, enclosed with this letter.

The Company shall grant you the Welcome Equity Grant within 30 days of your Start Date. The equity grant will be based on the closing stock price on the date of the grant.

6.On or around April 1, 2025, you will receive a minimum annual equity grant value of not less than $6,000,000, contingent upon continued employment, which will be comprised of 80% three-year Performance Share Units (PSUs) and 20% Restricted Stock Units (RSUs), based on the 2023 plan design and will be in alignment with other senior executives when the grant is made. The program detail and vesting schedule is outlined in the Executive Vice President Long Term Incentive Plan Brochure, enclosed with this letter.

Beginning in 2026, you will be eligible to receive further equity grants based upon a target grant level of not less than $6,000,000, subject to the terms and conditions of the Equity Plan in effect at the time of the grant. The terms and conditions of your ongoing equity grants shall be no less favorable than those provided to other senior executive officers of the Company generally. Ongoing equity grants are subject to continued employment, satisfactory performance with the Company, and are subject to applicable Company approvals pursuant to the Plan.

7.As a full-time employee, you will be eligible to participate in Nasdaq’s employee benefit programs generally available to similarly situated Company employees and your participation shall be on the same basis as benefits are made available to other

Company executive officers generally, including, without limitation, medical, dental, vision, disability and life insurance, as may be in effect from time to time at the Company, subject to the terms and conditions of the relevant plans. If you elect health and welfare benefits during your initial enrollment period, they will become effective the first day of employment. An overview of the Nasdaq employee benefit program is enclosed with this letter. In addition, you will be eligible for our Flexible Time Off policy, where you may take the appropriate amount of time off that you and your manger agree to. During the term of your employment, the Company shall reimburse you for reasonable business expenses incurred by you in the performance of your duties hereunder in accordance with the policy established by the Compensation Committee.

8.As an Executive Vice President of the Company, you will be eligible to participate in the Company’s executive benefits, including nonqualified deferred compensation, executive health exams, and financial and tax planning services on the same basis as Company executive officers generally. These programs are provided to you 100% Company-paid; you are responsible for the taxes if you use the financial planning benefit. You shall be covered under the Company’s indemnification agreements and policies and Directors’ and Officers’ liability insurance at the same levels as provided to senior executive officers of the Company generally.

9.This offer is contingent upon you providing satisfactory proof of identity and legal authority to work in the United States.

10.If the Company terminates your employment, other than for Cause, or if you voluntarily resign with Good Reason, you will be entitled to Severance Pay, which will be no less than the sum of 1.5x Base Salary plus 1x your TBO (which for purposes of this paragraph only shall be treated as $1,400,000 for 2023) plus any pro rata TBO for the calendar year in which the date of termination occurs plus a lump sum payment to reduce the cost of 12 months of COBRA health insurance coverage to the active Nasdaq employee rate. Additionally, your unvested equity at the time of termination of employment will continue to vest for an additional 18 months after termination, as if you continued employment. PSUs will vest based on applicable performance during the respective performance period. If the termination occurs prior to the full vesting of your one-time Welcome Equity Grant, 100% of the Welcome Equity Grant vesting will be accelerated upon termination; PSUs will vest at target performance. Per the Nasdaq, Inc. Equity Incentive Plan, the Management Compensation Committee of the Board of Directors shall have the authority to determine any additional vesting continuation or acceleration upon termination of employment.

Receipt of severance benefits is subject to you executing and delivering to the Company a general release of claims following the date of termination in substantially the form attached as Appendix A (the "Release"), that, within 60 days following your date termination, will become irrevocable by you (such date the Release becomes irrevocable being the “Release Effective Date”).

The Severance Pay is payable in substantially equal monthly installments for the twelve month period following your termination, with the first installment to be paid in the month following the month in which the Release Effective Date occurs; provided, however (consistent with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”)), that if the 60 day period described above begins in one calendar year and ends in another, the first installment of the Severance Pay shall be paid not earlier than January 1 of the calendar year following the date of termination.

You will also be entitled to receive payment of (i) any unpaid Base Salary through the date of termination, (ii) any accrued but unpaid vacation through the date of termination, (iii) any earned but unpaid Annual Bonus with respect to the calendar year ended prior to the date of termination, payable when such Annual Bonus would otherwise have been paid, (iv) any unreimbursed expenses pursuant to the Company’s expense reimbursement policies and (v) any vested employee benefits pursuant to the terms of the applicable Company benefit plans.
a.Definitions of "Cause" and "Good Reason"
i."Cause" means (i) your conviction of, or pleading nolo contendere to, any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Nasdaq or its affiliates' property (with the exception of minor traffic violations or similar misdemeanors); (ii) your repeated neglect of duties; or (iii) your willful misconduct in connection with the performance of duties. The Company may not terminate your employment for Cause unless (x) the Company first gives you written notice of its intention to terminate and of the grounds for such termination within 90 days following the date the Board is informed of such grounds at a meeting of the Board and (y) you have not, within 30 days following receipt of such notice, cured such Cause (if capable of cure) in a manner that is reasonably satisfactory to the Board.

ii."Good Reason" shall mean (i) reducing your position, duties, or authority; (ii) failing to secure the agreement of any successor entity to the Company that you shall continue in your position without reduction in position, duties or authority; (iii) relocating your principal work location beyond a 50 mile radius of your work location; or (iv) committing any other material breach of this letter; provided that no event or condition shall constitute Good Reason unless (A) you give written notice specifying your objection to such event or condition within 90 days following the occurrence of such event or condition, (B) such event or condition is not corrected, in all material respects, in a manner that is reasonably satisfactory to you within 30 days following the receipt of such notice, and (C) you resign from your employment within not more than 30 days following the expiration of the 30-day period described in the foregoing clause (B).

iii.“Permanent Disability" shall mean either (i) your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) you, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. You shall be deemed Permanently Disabled if you are determined to be (i) totally disabled by the Social Security Administration or (ii) disabled in accordance with a disability insurance program, provided such definition of disabled under the program complies with the definition of Permanent Disability hereunder. Otherwise, such Permanent

Disability shall be certified by a physician chosen by the Company and reasonably acceptable to you (unless you are then legally incapacitated, in which case such physician shall be reasonably acceptable to your authorized legal representative).

11.If you are terminated by the Company, other than for Cause, or for Good Reason (as those terms are defined in the Change in Control Severance Plan in effect at that time and including a material breach of this letter) within two years following a change-in-control, you will be entitled to severance pay under the EVP Change in Control Severance Plan, which equates to no less than the sum of 2 times Base Salary plus 1 times TBO plus prorated current year bonus plus a lump sum payment to reduce the cost of 12 months of COBRA health insurance coverage to the active Nasdaq employee rate. Any unvested equity (including PSUs and RSUs) will vest upon termination, subject to the rules in the Nasdaq Equity Incentive Plan; termination for Good Reason (as defined by the Change in Control Severance Plan and including a material breach of this letter) will be considered an Involuntary Termination for purposes of equity vesting.

If (i) any amounts payable to you are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Section 4999”), and (ii) you thereby would be subject to any United States federal excise tax due to that characterization, your termination benefits hereunder will be reduced to an amount so that none of the amounts payable constitute excess parachute amounts payments if this would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of termination and other benefits.

You will also be entitled to receive payment of (i) any unpaid Base Salary through the date of termination, (ii) any accrued but unpaid vacation through the date of termination (iii) any earned but unpaid Annual Bonus with respect to the calendar year ended prior to the date of termination, payable when such Annual Bonus would otherwise have been paid, (iv) any unreimbursed expenses pursuant to the Company’s expense reimbursement policies and (v) any vested employee benefits pursuant to the terms of the applicable Company benefit plans.

12.If your employment terminates due to Retirement (defined as at least age 55 with at least five years of service), death or Permanent Disability, 100% of unvested PSUs and RSUs will continue to vest as though you continued employment through the applicable vesting and/or performance periods. PSUs will vest based on applicable performance during the respective performance period.

Receipt of benefits is subject to you or your estate executing and delivering to the Company a general release of claims following the date of termination in substantially the form attached as Exhibit A (the “Release”), that, within 60 days following your date termination, will become irrevocable by you.

You will also be entitled to receive payment of (i) any unpaid Base Salary through the date of termination, (ii) any accrued but unpaid vacation through the date of termination (iii) any earned but unpaid Annual Bonus with respect to the calendar year ended prior to the date of termination, payable when such Annual Bonus would otherwise have been paid, (iv) any unreimbursed expenses pursuant to the Company’s expense reimbursement policies and (v) any vested employee benefits pursuant to the terms of the applicable Company benefit plans.

13.As a condition of employment with the Company, you are required to execute the Company's Continuing Obligations Agreement attached hereto as Appendix B (the "Continuing Obligations Agreement"). Kindly review and execute the Continuing Obligations Agreement and return it with your signed copy of this letter.

14.The Company maintains and from time to time modifies and implements various Company policies and procedures including, but not limited to, a Company Employee Handbook and Nasdaq’s Code of Ethics and Global Trading Policy. The Code, Trading Policy and Prohibited Company List are attached hereto as Appendix C.  You will be expected to comply with all such policies and procedures.

15.Your employment will be on an “at-will” basis meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or prior notice, subject to the applicable severance provisions. The Company also reserves the right to modify the terms, benefits, and conditions of your employment at any time, unrelated to the compensation eligibility amounts offered to you in this letter (other than subsequent increases in your overall eligible compensation package in future years); provided, that, the parties agree and acknowledge that any such modification shall be subject to the Good Reason provisions set forth herein and in any other applicable plan or agreement.

16.By signing below, you also represent that you are not subject to any contract, agreement, or restrictive covenant that would prevent you from working for the Company on the terms herein, or from freely and fully performing your duties here.  You agree that you will immediately notify the Company in writing if you become aware of any reason you cannot be or remain employed by, or fully execute your responsibilities for, the Company.  Similarly, if you receive any communication from a former employer or any other person or entity claiming you cannot join or continue employment at the Company, you will immediately notify the Company in writing. You also represent that you will abide by all contractual obligations you may have to all prior employers and that you will not retain, review, or utilize any other person’s or entity’s confidential or proprietary information in connection with your work for the Company or share or disclose such information to any other person or entity.  Finally, you agree that you will notify the Company if you are detained or arrested by any law enforcement agency, regardless of the severity of the charges, as soon as possible after such action (this will not necessarily disqualify you from employment).

17.This offer of employment, with all referenced attachments, constitutes the entire offer, superseding any prior offers, understandings, communications, representations and/or agreements with respect to the subject matter hereof. This offer of employment shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of law.

18.You are required to disclose to us any agreements that may affect your eligibility to be employed by Nasdaq, its affiliates or subsidiaries, or that may limit the manner in which you may be employed. If nothing is disclosed, we will proceed on the belief that no such agreements exist and nothing will prevent you from performing the duties of your position.

19.You agree not to bring any third party confidential information to Nasdaq, its affiliates or subsidiaries, including that of any former employer, and that in performing your duties you will not in any way utilize any such information. You further agree that, during the term of your employment, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which we are now involved or become involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to us, consistent with the Company’s Global Code of Ethics.

20.Your Company shareholding requirement shall be four times your Base Salary, governed by the Company’s Board approved stock holding requirement policy.

21.Following the termination of your employment under any of the above clauses of this letter, you shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self-employment) or as a consultant or otherwise mitigate the Company's obligations hereunder; nor shall the payments provided by this letter be reduced by the compensation earned by you as an employee or consultant from such subsequent employment or consultancy.

22.The Company shall reimburse you for your reasonable legal fees incurred in connection with the negotiation of this letter and any ancillary documentation, in an amount of approximately $15,000.

23.Notwithstanding any other provision of this offer, any payment, settlement, or benefit triggered by termination of your employment with the Company shall not be made until six months and one day following Date of Termination if such delay is necessary to avoid the imposition of any tax, penalty, or interest under Section 409A of the Internal Revenue Code of 1986, as amended (Section “409A”). Any installment payments that are delayed pursuant to this section shall be accumulated and paid in a lump sum on the day that is six months and one day following the Date of Termination (or, if earlier, upon your death) and the remaining installment payments shall begin on such date in accordance with the schedule provided herein. For purposes of this offer, termination or severance of employment will be read to mean a “separation from service” within the meaning of Section 409A where it is reasonably anticipated that no further services would be performed after that date or that the level of services you would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. Additionally, the amount of expenses eligible for reimbursement or in-kind benefits to be provided during one calendar year may not affect the expenses eligible for reimbursement or any in-kind benefits to be provided in any other calendar year and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. All reimbursements shall be made no later than the last day of the calendar year following the calendar year in which you incur the reimbursable expense. These terms are intended to comply with the requirements of Section 409A (including the exceptions thereto), to the extent applicable, and the Agreement shall be administered and interpreted in accordance with such intent.  If any provision contained in this offer conflicts with the requirements of Section 409A (or the exemptions intended to apply under this offer), the offer shall be deemed to be reformed to comply with the requirements of Section 409A (or the applicable exemptions thereto). The Company, after consulting with you, may amend the terms of any award provided for herein in any manner that the Company considers necessary or advisable to ensure that cash compensation, equity awards or other benefits provided for herein are not subject to United States federal income tax, state or local income tax or any equivalent taxes in territories outside the United States prior to payment, exercise, vesting or settlement, as applicable, or any tax, interest or penalties pursuant to Section 409A. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to you. This Section does not create an obligation on the part of the Company to modify this offer and does not guarantee that the amounts or benefits owed under the terms of this offer will not be subject to interest and penalties under Section 409A. For purposes of this offer, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A.

24.You agree that compensation and benefits provided by the Company, including any under this Agreement, will be subject to clawback or recoupment by the Company under any applicable clawback or recoupment policy that is generally applicable to the Company’s executives, as may be in effect from time-to-time, or as required by applicable law. No such policy shall be applied less favorably to you than to other senior executives of the Company absent any specific wrongdoing by you.

25.Electronic signatures shall be as binding as originals.

We look forward to your joining the Company. Please do not hesitate to contact me if you have any questions at [**] or [**]. To accept this offer of employment, please sign below and return no later than September 1, 2023.

Sincerely,

Bryan Smith
Executive Vice President, Chief People Officer

I hereby accept the terms of the offer described above for employment with Nasdaq, Inc.

/s/ Sarah Youngwood
Candidate

August 31, 2023
Date

Enclosures:
•Appendix A – General Release of Claims Template
•Appendix B – Continuing Obligations Agreement
•Appendix C – Global Code of Ethics, Global Trading Policy, and Prohibited Company List
•Benefits Program Overview
•Long-Term Incentive Overview

Exhibit A
Release of Claims
GENERAL RELEASE
WHEREAS, Sarah Youngwood (hereinafter referred to as the "Executive") and Nasdaq, Inc. (hereinafter referred to as "Employer") are parties to an offer letter, dated August 29, 2023 (the "Offer Letter"), which provided for the Executive's employment with Employer on the terms and conditions specified therein; and
WHEREAS, the Executive has agreed to execute a release of the type and nature set forth herein as a condition to her entitlement to certain payments and benefits upon her termination of employment with Employer.
NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by the Executive in accordance with the terms of the Employment Agreement, it is agreed as follows:
1.     Excluding enforcement of the covenants, promises and/or rights reserved herein, the Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Employer and, in their capacities as such, each of Employer's owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all Claims (as defined below) through the date of this Release. You agree not to file a lawsuit or arbitration to assert any such Claim. Further, you agree that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, you will not seek or accept any personal relief in such action.
a.Definition of “Claims.” Except as stated below, “Claims” includes without limitation all actions or demands of any kind that you may now have or have had or reasonably known you should have had (although you are not being asked to waive Claims that may arise after the date of this Agreement). More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected. The nature of Claims covered by this release includes without limitation all actions or demands in any way based on your employment with the Company, the terms and conditions of such employment, or your separation from employment. More specifically, all of the following are among the types of Claims which are waived and barred by this General Release of Claims to the extent allowable under applicable law and are considered illustrative but not exhaustive:

•Contract Claims, whether express or implied;

•Tort Claims, such as for defamation or emotional distress;

•Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

•Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, genetic information, national origin, or any other legally protected class;

•Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act as amended, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, and similar state and local statutes, laws and ordinances, including but not limited to the New York State Human Rights Law, the New York Labor Act, the New York Equal Pay Law, the New York Civil Rights Law, the New York Rights of Persons With Disabilities Law, and the New York Equal Rights Law, all as amended;

•Claims under the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the False Claims Act, and similar state and local statutes, laws and ordinances;

•Claims for wrongful discharge; and

•Claims for attorneys’ fees, including litigation expenses and/or costs,

provided, however, that this release shall not apply to any of the obligations of Employer or any other Releasee under the Offer Letter, or under any agreements, plans, contracts, documents or programs described or referenced in the Offer Letter; and provided, further, that this release shall not apply to any rights the Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer's certificate of incorporation and by-laws or otherwise or to receive any coverage under applicable directors’ and officers’ liability insurance policies.
b.Exclusions: Notwithstanding any other provision of this release, the following are not barred by the release: (a) Claims relating to the validity of this Agreement; (b) Claims by either party to enforce this Agreement; (c) Claims which are not legally waiveable, including SEC whistleblowing claims pursuant to Rule 21F-17. In addition, this General Release of Claims will not operate to limit or bar your right to file an administrative charge of discrimination with the Equal Employment Opportunity Commission (EEOC) or to testify, assist or participate in an investigation, hearing or proceeding conducted by the EEOC. However, the Release does bar your right to recover any personal or monetary relief, including if you or anyone on your behalf seeks to file a lawsuit or arbitration on the same basis as the charge of discrimination. Additionally, nothing in this Release should have a chilling effect on your ability to engage in whistleblowing activity, by prohibiting or restricting you (or your attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC or FINRA regarding your employment at the Company, and nothing prevents you from reporting to, communicating with, contacting, responding to an inquiry from, providing relevant information to, participating or assisting in an investigation conducted by, or receiving a monetary award from the SEC or any other governmental enforcement agency related to such communication (except as noted in Section 3(b) above).

2.    The Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE,

WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."
Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, the Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims that the Executive does not know or suspect to exist in the Executive's favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.
3.    The Executive understands that she has been given a period of 21 days to review and consider this General Release before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. The Executive further understands that she may use as much of this 21-day period as the Executive wishes prior to signing.
4.    The Executive acknowledges and represents that she understands that she may revoke the waiver of her rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to Office of the General Counsel, Nasdaq, Inc. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after the Executive signs this Agreement. If the Executive revokes the waiver of her rights under the Age Discrimination in Employment Act of 1967, as amended, Employer shall have no obligations to the Executive under Section 8 (other than the Base Obligations) of the Employment Agreement.
5.    The Executive and Employer respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.
6.    This Agreement shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that the Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.
7.    It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.
8.    The Executive represents and agrees (a) that the Executive has to the extent she desires discussed all aspects of this Agreement with her attorney, (b) that the Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that the Executive is voluntarily entering into this Agreement.
9.    This General Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This General Release is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
This General Release is executed by the Executive and Employer as of the XX day of MONTH, YEAR.
____________________________________
Sarah Youngwood
Nasdaq, Inc.
By:
 Name:
Title: Chair and Chief Executive Officer